JAMAICA SAVINGS BANK FSB

                   SUPPLEMENTAL SPECIAL TERMINATION AGREEMENT



WHEREAS, ("Executive") and Jamaica Savings Bank FSB ("Bank") desire to enter into this Supplemental Special Termination Agreement ("Supplemental Agreement") to supplement the Special Termination Agreement entered into between the Executive and the Bank on June 27, 1993 (hereinafter referred to as the "Termination Agreement"); and

WHEREAS, there is an accelerating trend of consolidation among companies within the banking industries; and

WHEREAS, tax law provisions relating to "golden parachute payments" could have the effect of reducing the benefits otherwise provided to Executive under the Termination Agreement as a result of a change in control of the Bank; and

WHEREAS, the Board of Directors of the Bank ("Board") believes that it is in the best interests of the Bank that this Supplemental Agreement be entered into in order to provide the benefits intended to be provided under the Termination Agreement to Executive in the event of a change in control of the Bank or its holding company, JSB Financial, Inc. ("Company"), without any reduction because of tax code "penalties" or excise taxes relating to a change in control; and

WHEREAS, the Bank and the Executive also desire to enter into this Supplemental Agreement for the purpose of eliminating conflicting terms contained in the Termination Agreement and to provide the Executive with termination benefits substantially similar to those provided to key executives at other savings institutions; and

WHEREAS, the Bank and the Executive also desire to enter into this Supplemental Agreement for the purpose of providing further incentive to the Executive to achieve successful results in the management and the operation of the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

A.  SUPPLEMENTAL BENEFITS

1. In the event of a Change in Control of the Bank or the Company (as defined in the Termination Agreement), the Executive shall be entitled to receive, pursuant to this Supplemental Agreement, an amount, payable by the Bank or the Company, in addition to any compensation or benefits payable by the Bank or the Company pursuant to the Termination Agreement, which amount shall equal the difference between (i) the amount that would be paid under the Termination Agreement pursuant to Section 3(a) of the Termination Agreement but for the reductions in payments required by Section 3(f) of the Termination Agreement, and (ii) the amount that is actually paid under the terms of the Termination Agreement after giving consideration to Section 3(f) of said Termination Agreement.

2. In each calendar year that Executive is entitled to receive payments or benefits under the provisions of the Termination Agreement and this Supplemental Agreement, the Bank or the Company or their independent accountants shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code") exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment". As soon as practicable after a Change in Control and an event entitling the Executive to payments under the Termination Agreement and this Supplemental Agreement, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Bank or the Company shall pay Executive, subject to applicable withholding requirements under applicable state and federal law an amount equal to:

(i) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

(ii) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of city, state and federal income, excise and employment-related taxes on the payment provided under Clause (i) and on any payments under this Clause (ii). In computing such tax allowance, the payment to be made under Clause (i) shall be divided by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:


                  GUP = 1.00 - The Executive's Tax Rate

The Executive's Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and city income, excise and employment-related tax rate, including any applicable to the Executive in the year in which the payment under Clause (i) is made.

3. Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination with any taxing authority or a final administrative settlement with any taxing authority to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Bank or the Company's independent accountants shall determine the amount (the "Adjustment Amount") the Executive must pay to the Bank or the Company or the Bank or the Company must pay to the Executive in order to put the Executive (or the Bank or the Company, as the case may be) in the same position as the Executive (or the Bank or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Bank or the Company shall pay the Adjustment Amount to Executive or the Executive shall repay the Adjustment Amount to the Bank or the Company, as the case may be.

4. In each calendar year that Executive receives payments or benefits under the Termination Agreement or this Supplemental Agreement, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Bank or the Company as described above. The Bank and the Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) which Executive incurs as a result of so reporting such information. Executive shall promptly notify the Bank or the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Supplemental Agreement is being reviewed or is in dispute. The Bank and the Company shall assume control, at their expense, over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to the Termination Agreement or this Supplemental Agreement) and Executive shall cooperate fully with the Bank or the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank or the Company may have in connection therewith without prior consent of the Bank or the Company.

B. WINDOW PERIOD PROVISION

1. Notwithstanding the provisions of Section 2(a) of the Termination Agreement, Executive shall be entitled to payments under Section 3 of the Termination Agreement upon a voluntary termination of employment following a Change of
Control, whether or not for good reason and regardless of whether the events described in the last sentence of Section 2A of the Termination Agreement have occurred, provided Executive terminates employment during a thirty (30) day window period beginning on the first anniversary of the date of the Change of Control. Such payments shall be made in accordance with Section 3(a) of the Termination Agreement giving full consideration to Paragraph A of this Supplemental Agreement.

C. MITIGATION

1. Upon the occurrence of a Change in Control followed by the subsequent payment of termination benefits to Executive under the Termination Agreement or this Supplemental Agreement, Executive shall have no duty or obligation to mitigate and such payments shall not be reduced in the event the Executive obtains other employment.

D. INSURANCE COVERAGE BENEFITS

1. Notwithstanding the terms contained in Sections 3(b) of the Termination Agreement, upon the occurrence of a Change of Control followed by the subsequent payment of termination benefits to Executive under the Termination Agreement or this Supplemental Agreement, Executive shall receive a cash payment equal to the cost of what the Executive would be required to pay for continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank prior to severance, in lieu of receiving such continued coverage as set forth in the Termination Agreement.

E. CONFLICTING TERMS

1. Notwithstanding the terms contained in Sections 3(a) of the Termination Agreement, upon the occurrence of a Change of Control followed by the subsequent payment of termination benefits to Executive under the Termination Agreement or this Supplemental Agreement the Bank or the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or three (3) times the average of the three (3) preceding years' Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Bank or the Company during such years.

IN WITNESS WHEREOF, Jamaica Savings Bank FSB and JSB Financial, Inc. have caused this Supplemental Agreement to be executed and its seal to be affixed hereunto by their duly authorized officers, and Executive has signed this Supplemental Agreement on the day of , 1996.


ATTEST:  [SEAL]                           JAMAICA SAVINGS BANK FSB



Joanne Corrigan                                  Edward P. Henson
--------------------------                       ---------------------------
Joanne Corrigan, Secretary                       Edward P. Henson, President



ATTEST:  [SEAL]                                  JSB FINANCIAL, INC.



Joanne Corrigan                                  Edward P. Henson
--------------------------                       --------------------------
Joanne Corrigan, Secretary                       Edward P. Henson, President


WITNESS:


Lawrence J. Kane
----------------------------------
Lawrence J. Kane, Senior Vice Pres.